Exhibit 8.1

[Letterhead of Luse Gorman, PC]

(202) 274-2000

April 24, 2015

Board of Directors

Provident Bancorp, Inc.

5 Market Street

Amesbury, Massachusetts 01913

Ladies and Gentlemen:

You have requested this firm’s opinion regarding the material federal income tax consequences which will result from a stock offering (“Offering”) of the shares of common stock of Provident Bancorp, Inc., a Massachusetts corporation (the “Stock Holding Company”) and the wholly owned subsidiary of Provident Bancorp, a Massachusetts chartered mutual holding company (the “Mutual Holding Company”). The Stock Holding Company owns all of the outstanding common stock of The Provident Bank (the “Bank”).

In connection therewith, we have made such investigations as we have deemed relevant or necessary for the purpose of this opinion. In our examination, we have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures. We have further assumed the absence of adverse facts not apparent from the face of the instruments and documents we examined and have relied upon the accuracy of the factual matters set forth in the Provident Bancorp, Inc. Plan of Stock Issuance (the “Stock Issuance Plan”) and the Registration Statement filed on Form S-1 by the Stock Holding Company with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933.

Our opinion is based upon the existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations thereunder (the “Treasury Regulations”), and upon current Internal Revenue Service (“IRS”) published rulings and existing court decisions, any of which could be changed at any time. Any such changes may be retroactive and could significantly modify the statements and opinions expressed herein. Similarly, any change in the facts and assumptions stated below, upon which this opinion is based, could modify the conclusions. This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change in any matter considered herein after the date the Registration Statement is declared effective by the SEC.

We opine only as to the matters we expressly set forth, and no opinions should be inferred as to any other matters or as to the tax treatment of the transactions that we do not

Board of Directors

Provident Bancorp, Inc.

April 24, 2015

specifically address. We express no opinion as to other federal laws and regulations, or as to laws and regulations of other jurisdictions, or as to factual or legal matters other than as set forth herein.

For purposes of this opinion, we rely on the representations as to certain factual matters provided to us by the Stock Holding Company, as set forth in the affidavit of its authorized officer. Capitalized terms used but not defined herein shall have the same meaning as set forth in the Stock Issuance Plan.

Description of Proposed Transactions

Based solely upon our review of the documents described above, and in reliance upon such documents, we understand that the relevant facts are as follows.

In 2000, the Bank reorganized from a Massachusetts chartered mutual savings bank into the mutual holding company structure (the “Reorganization”). In 2011, the Mutual Holding Company formed the Stock Holding Company as a Massachusetts stock corporation subsidiary and contributed the stock of the Bank to such mid-tier corporation.

The Stock Holding Company currently has 1,000 shares of common stock (“Common Stock”) outstanding, which are 100% owned by the Mutual Holding Company. It is contemplated that in connection with the Offering, and based on the estimated valuation range and the purchase price of $10.00 per share, the number of shares of Common Stock that the Stock Holding Company will issue to the Mutual Holding Company will range from 3,676,080 shares to 4,973,520 shares (subject to adjustment to 5,719,548). The 1,000 shares of Stock Holding Company common stock now held by the Mutual Holding Company will be cancelled.

On March 10, 2015, the Board of Directors of the Stock Holding Company adopted the Plan of Stock Issuance which provides for the offer and sale of up to 49.9% of the shares of Common Stock in a subscription offering (“Subscription Offering”) to qualified depositors, the Bank’s tax-qualified employee plans (“Tax-Qualified Employee Plans”), directors, trustees, Corporators, officers and employees of the Stock Holding Company, the Mutual Holding and the Bank, each of whom will receive nontransferable subscription rights to purchase shares of Common Stock, based on certain priorities set forth in the Stock Issuance Plan. To the extent shares remain available after the Subscription Offering, shares will be offered to members of the public in a direct community offering (“Direct Community Offering”) or a syndicated community offering (“Syndicated Community Offering”), or a combination thereof. Collectively, the Community Offering, the Direct Community Offering and the Subscription Offering comprise the Offering.

Board of Directors

Provident Bancorp, Inc.

April 24, 2015

The Stock Holding Company is offering from 3,121,200 shares up to 4,222,800 shares (subject to adjustment to 4,856,200) of its Common Stock for sale in the Offering (with a mid-point of 3,672,000 shares), which represent approximately 45% of the shares of Common Stock of the Stock Holding Company that will be outstanding following the Offering, excluding another two percent of the Stock Holding Company’s stock that will be issued to a charitable foundation (“Foundation”) to be established in connection with the Offering. All shares of Common Stock sold in the Offering will be issued from authorized but unissued shares of the Stock Holding Company. Pursuant to the terms set forth herein, the Stock Holding Company will offer shares of Common Stock to Eligible Account Holders, Supplemental Eligible Account Holders, if any, Tax-Qualified Employee Plans and directors, trustees, Corporators, officers and employees in the respective priorities set forth in the Stock Issuance Plan. Any shares of Common Stock not subscribed for by the foregoing classes of persons may be offered for sale in a Direct Community Offering to members of the local community, with preference first given to natural persons residing in the Massachusetts towns of Amesbury, Merrimac, Newbury, Newburyport, Salisbury and West Newbury and the New Hampshire cities and towns of Brentwood, Exeter, Greenland, Hampton, Hampton Falls, Kensington, New Castle, Newfields, Newington, Newmarket, North Hampton, Portsmouth, Rye, Seabrook, South Hampton and Stratham. Any shares of Common Stock not purchased in the Direct Community Offering may be offered for sale to the general public in a Syndicated Community Offering. The Offering will have no impact on depositors, borrowers or other customers of the Bank. In connection with the Offering and in accordance with 209 C.M.R. 33.27(4) and 209 C.M.R. 33.05(12), the Stock Holding Company shall establish a Liquidation Account for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders, if any, in the event of a subsequent complete liquidation of the Stock Holding Company. The interests of the Eligible Account Holders and Supplemental Eligible Account Holders, if any, in the Stock Holding Company Liquidation Account will never increase but will be reduced as their deposits in the Bank are reduced.

In furtherance of the Bank’s commitment to its community, the Stock Issuance Plan provides for the establishment of the Foundation in connection with the Offering. The Foundation is intended to complement the Bank’s existing community reinvestment activities and to permit the communities in which the Bank operates to share in the financial success of the Bank. Consistent with the Bank’s goal, the Stock Holding Company intends to contribute up to 2% of the shares of Common Stock to be outstanding upon completion of the Offering, and $250,000 in cash.

The Offering will be effected as follows, or in any other manner approved by the Board of Governors of the Federal Reserve System (“Federal Reserve”) and the Massachusetts Commissioner of Banks. Each of the steps shall be deemed to occur in such order as is necessary to consummate the Offering pursuant to the Stock Issuance Plan and the intent of the Board of Directors of the Stock Holding Company.

Board of Directors

Provident Bancorp, Inc.

April 24, 2015

1.	In connection with the Offering, the Stock Holding Company will issue to the Mutual Holding Company between 3,676,080 shares and 5,719,548 shares of its Common Stock, in exchange for the 1,000 shares of Stock Holding Company Common Stock that the Mutual Holding Company presently holds.

2.	All shares sold in the Offering will be issued by the Stock Holding Company from authorized but unissued shares of Common Stock. All Common Stock will be offered for sale in the Offering on a priority basis as set forth in the Stock Issuance Plan.

3.	At the close of the Offering, the Stock Holding Company will establish a Liquidation Account for the benefit of the Eligible Account Holders and Supplemental Eligible Account Holders, if any. The Liquidation Account provides a priority on liquidation of the Stock Holding Company to such persons equal to the product of (i) the percentage of the Common Stock issued in the Stock Issuance to Persons other than the Mutual Holding Company and (ii) the net worth of the Stock Holding Company as of the date of the latest consolidated statement of financial condition contained in the final Prospectus distributed in connection with the Offering.

Opinions

Based on the foregoing description of the Offering, and subject to the qualifications and limitations set forth in this letter, we are of the opinion that the following are the material federal income tax consequences of the Offering:

1.            Neither Mutual Holding Company nor Stock Holding Company will recognize gain or loss upon the exchange by Mutual Holding Company of the shares of Stock Holding Company Common Stock that it presently holds for the shares of Stock Holding Company Common Stock issued in connection with the Offering. See Section 1036 of the Code.

2.            It is more likely than not that the fair market value of the non-transferable subscription rights to purchase Stock Holding Company Common Stock will be zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders, if any, or officers, directors, trustees, and Corporators upon the distribution to them of the nontransferable subscription rights to purchase Stock Holding Company Common Stock. No taxable income will be realized by the Eligible Account Holders or Supplemental Eligible Account Holders, if any, or other members as a result of the exercise of the nontransferable subscription rights. Rev. Rul. 56-572, 1956-2 C.B. 182.

3.            It is more likely than not that the fair market value of the interest in the Liquidation Account will be zero. Accordingly, it is more likely than not that Eligible Account

Board of Directors

Provident Bancorp, Inc.

April 24, 2015

Holders and Supplemental Eligible Account Holders, if any, will not recognize taxable income in connection with the receipt of an inchoate interest in the Liquidation Account. Cf. Paulsen v. Commissioner, 469 U.S. 131 (1985); Society for Savings v. Bowers, 349 U.S. 143 (1955).

4.            It is more likely than not that the basis of the Stock Holding Company Common Stock to persons who purchase in the Offering will be the purchase price thereof. Section 1012 of the Code. The holding period of a stockholder who purchases shares in the Offering will commence upon the consummation of the sale of such Common Stock to such stockholder pursuant to the exercise of the subscription rights. Section 1223(6) of the Code.

5.            No gain or loss will be recognized by Stock Holding Company on the receipt of money in exchange for Stock Holding Company Common Stock sold in the Offering. Section 1032 of the Code.

Our opinions 2 and 4 are based on the assumption that the nontransferable subscription rights do not have any economic value at the time of distribution or the time the subscription rights are exercised. In this regard, we note that the subscription rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by the general public in the Offering. We also note that the Internal Revenue Service has not in the past concluded that the subscription rights have value. Based on the foregoing, we believe that it is more likely than not that the nontransferable subscription rights to purchase common stock have no value. However, the issue of whether or not the subscription rights have value is based on all the facts and circumstances. If the nontransferable subscription rights are subsequently found to have an ascertainable value greater than zero, income may be recognized by various recipients of the nontransferable subscription rights (in certain cases, whether or not the rights are exercised) and the Stock Holding Company could recognize gain on the distribution of the nontransferable subscription rights. We further note that RP Financial, LC. has issued a letter to the Stock Holding Company that the subscription rights have no ascertainable fair market value.

Our opinion 3 is based on the assumption that the Liquidation Account has no realizable value because (i) no holder of an interest in a liquidation account has ever received any payment attributable to a liquidation account; (ii) the interests in the Liquidation Account are not transferable; and (iii) the amounts due under the Liquidation Account with respect to each Eligible Account Holder will be reduced as their deposits in the Bank are reduced. We further note that the Stock Holding Company has received a letter from RP Financial, LC. stating its belief that the benefit provided by the liquidation account does not have any economic value at the time of the stock offering.

Board of Directors

Provident Bancorp, Inc.

April 24, 2015

Unlike private rulings, an opinion of Luse Gorman, PC, is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached herein.

We hereby consent to the filing of the opinion as an exhibit to the Stock Holding Company’s Registration Statement on Form S-1 as filed with the SEC and the Stock Holding Company’s Form MHC-2 Application for Approval of a Minority Stock Issuance by a Subsidiary of a Mutual Holding Company as filed with the Federal Reserve. We also consent to the references to our firm in the Prospectus contained in the Form S-1 and the Form MHC-2 under the captions “The Stock Offering – Material Income Tax Consequences” and “Legal Matters.”

Very truly yours,

\s\ Luse Gorman, PC

LUSE GORMAN, PC